UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 5, 2010

Athena Silver Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	_000-51808	90-0158978
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

c/o Brian Power; 2010A Harbison Drive # 312, Vacaville, CA  95687
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (707) 884-3766

____________Golden West Brewing Company, Inc._________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        Effective January 5, 2009, Athena Silver announced that its wholly-owned subsidiary, Athena Minerals, Inc., (“Athena Minerals”) has entered into an Assignment of Sale and Purchase Agreement and Joint Escrow Instructions (“Agreement”) pursuant to which Athena Minerals acquired from John C. Power, the Company’s President, all of his rights under a  Sale and Purchase Agreement and Joint Escrow Instructions that he entered into effective December 4, 2009 (the “PSA”). A copy of the PSA (the “Agreement”) and the Assignment are filed herewith.

John Power had previously entered into the PSA with the intention of assigning it to the Company. Mr. Power had advanced $10,000 as the initial earnest money under the Agreement, and in consideration of the Assignment, Athena Minerals has agreed to repay Mr.  Power the $10,000 by delivery of its promissory note.

The PSA is effectively an option to purchase certain property located in San Bernardino County, California (the “Property”).  Under the terms of the PSA, subject to making certain milestone payments to the seller totaling, in the aggregate, $200,000, the Company through Athena Minerals will have until July 15, 2012 to conduct due diligence and evaluation of the Property.  Should the Company elect to purchase the Property on or before that deadline, the PSA requires the payment of an additional $1.8 million and the balance of the purchase price in installments to the seller. The purchase price for the Property will be the greater of (i) $8.0 million or (ii) the then current price of 500,000 troy ounces of silver.

The subject Property is a 413.22 acre group of patented mining claims (20 x 20.66 acres)  located in the Calico Mining District.  This property is located at the base of the Calico Mountains northwest of Barstow, in San Bernardino County, CA.    These are patented mining claims meaning the land would be owned in addition to the mineral rights.   The original mineral validity report was done by a large NYSE energy company in 1974.  The estimated mineral reserves contained on the Property as reported then were as follows: 22,000,000 ton ore body, silver grading at 2.37 ounces per ton for a total of 52.14 million ounces, with barite grading at 7.9% for a total of 1.73 million tons. The Company has not independently verified the estimates contained in the report and cannot attest to its accuracy.  The Property was previously mined in the late 1800s.  The drill logs and mineral reports available to the Company indicate there were over 16,000 assays and over 80,000 lineal feet of exploratory drilling (over 200 holes averaging approx 500’ each) done on this property when it was originally patented.

The Company intends to undertake its due diligence and evaluation of the Property during the option period. Numerous engineering and environmental issues must be resolved, and the geology of the site must be verified, before the Company determines to exercise its option to purchase the Property and apply for the requisite permits and governmental approvals. In addition, the Company must secure the financing necessary to complete the purchase. There can be no assurance that these conditions can be satisfied.

In anticipation of the events described in this Current Report,  the Company’s Board of Directors and Shareholders previously approved a name change to “Athena Silver Corporation”.  A Certificate of Amendment has been filed with the Delaware Secretary of State to effect the name change; however, as of the date of this Report, the Company has yet to receive confirmation that the Certificate of Amendment has been accepted.  In addition, the name change is also pending with FINRA.

ITEM 9.01:     EXHIBITS

(c)	Exhibit

Item	Title

10.1	Sale and Purchase Agreement and Joint Escrow Instructions.
10.2	Assignment of Sale and Purchase Agreement and Joint Escrow Instructions.
10.3	Promissory Note from Athena Minerals, Inc. to John Power

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Athena Silver Corporation, f/k/a Golden West Brewing Company, Inc.

Date: _January 5, 2010_	By: ___/s/ John C. Power_____ John C. Power Chief Executive Officer/Director

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